 Vistaprint
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Contacts:
Investor Relations:
Meredith Mendola or
Angela White
ir@vistaprint.com
+1 (781) 652-6480

Media Relations:
Jason Keith
publicrelations@vistaprint.com
+1 (781) 652-6444

Vistaprint Terminates All Membership Program Offerings
and Reaffirms Financial Guidance

Venlo, the Netherlands, November 30, 2009 - Vistaprint N.V. (Nasdaq:VPRT), the
company that provides high-impact personalized products and services for small businesses and the home, today announced that it has terminated its contract with an affiliate of Vertrue, Inc., effective December 20, 2009, and that, effective as of
November 23, 2009, no membership rewards or similar programs have been or will be available to any Vistaprint customers. The company also reaffirmed its previously announced revenue and earnings per share guidance for the quarter ending December 31,
2009 and the full fiscal year ending June 30, 2010, as set forth in the press release issued on October 29, 2009 under the heading "Financial Guidance as of October 29, 2009."

In early 2008, the company announced that it expected third-party revenue from membership rewards programs to decline over time, possibly to as low as $0 by the end of calendar 2010, primarily as a result of its strategy of rapidly expanding its own product and services offerings and diversifying the types of non-membership, third-party products and services made available to the company's customers on its website. Since then revenue from membership programs has decreased from 6.2 percent of Vistaprint's total revenue for the 2008 full fiscal year ended June 30, 2008 to 2.3 percent of revenue during the first fiscal quarter of 2010 ended September 30, 2009.

"Although our decision to end the Vertrue relationship during our second fiscal quarter will result in a lower contribution from membership programs to both our revenues and net income for the year, we believe this reduction will not impact our ability to achieve our previously issued financial guidance," said Michael Giannetto, the company's chief financial officer. "Therefore, we are reaffirming our revenue and earnings per share guidance for the 2010 second fiscal quarter and full fiscal year, which we previously announced in a press release issued on October 29, 2009."

Vistaprint's termination of the Vertrue relationship and elimination of all membership program offerings is in line with the company's previously stated strategy. The company believes it is also appropriate at this time in light of the recent United States Senate
Commerce Committee inquiry into a variety of membership rewards programs, including the sufficiency of their disclosures to consumers. Lawrence Gold, the company's general counsel, commented that "Vistaprint's website clearly disclosed the terms of the Vertrue membership programs previously offered to Vistaprint customers in conformity with all legal requirements, as the United States District Court for the Southern District of Texas
ruled when it dismissed a purported class action lawsuit against a Vistaprint subsidiary and two Vertrue-related entities in August of this year."

About Vistaprint
Vistaprint N.V. (Nasdaq: VPRT) provides more than eight million small businesses and consumers per year with the easiest way to make an impression at the best price. With a unique business model supported by proprietary technologies, high volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products for both small businesses and the home. Options range from business cards, brochures and websites to invitations, thank you notes, calendars and more. A global company,
Vistaprint employs more than 1,850 people, operates 20 localized Websites and ships to more than 120 countries around the world. Vistaprint's broad range of products and services are easy to access online, 24 hours a day, at www.vistaprint.com, and are satisfaction guaranteed.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries.
All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about management's future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our expected operating performance, including our financial guidance for the second fiscal quarter ending December 31, 2009 and the full fiscal year ending June 30, 2010. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to replace revenue from membership renewals by expanding our other product and service offerings, our ability to attract and retain customers and to do so in a cost-effective manner, the willingness of purchasers of graphic design services and printed products to shop online, the failure of our investments, unexpected increases in our use of funds, our failure to increase our revenue and keep our expenses consistent with revenue, failures of our web sites or network infrastructure, our failure to maintain the prices we charge for our products and services, the inability of our manufacturing operations to meet customer demand, exchange rate fluctuations, changes in or interpretation of tax laws and treaties, downturns in general economic conditions, the realization of the expected benefits of our redomiciliation to the
Netherlands, and other factors that are discussed in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 and other documents we periodically file with the SEC.

In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

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